   [LOGO]

August 26, 1996

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of AAR CORP. ("Company") to be held on Wednesday, October 9, 1996, commencing at 3:00 P.M. (Chicago time) at 231 S. LaSalle Street, Chicago, Illinois. The Board of Directors and management look forward to personally greeting those shareholders able to attend the meeting.

At the Annual Meeting you will be asked to consider and vote upon the election of four Class III directors to serve for a three-year term expiring at the 1999 Annual Meeting of Shareholders. This year, in addition to electing four directors, you are also being asked to consider and approve an amendment to the Company's Stock Benefit Plan ("Plan"). The amendment will increase the number of additional shares that become available for award under the Plan on January 1st of each year from January 1, 1996 through December 31, 2001, from 0.9% to 2% of the issued and outstanding shares on each such date. This Plan expires by its terms on December 31, 2001. The proposal is more fully described in the Company's Proxy Statement which you are urged to read carefully.

Your Board of Directors unanimously recommends a vote FOR the election of directors, and FOR the amendment to the AAR CORP. Stock Benefit Plan.

Regardless of the number of shares you own and whether or not you plan to attend, it is important that your shares are represented and voted at the Meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience.

On behalf of the Board of Directors, thank you for your cooperation and support.

Sincerely,

Ira A. Eichner
Chairman of the Board
and Chief Executive Officer

   1111 Nicholas Boulevard, Elk Grove Village, Illinois 60007 USA  Telephone
                       1-847-439-3939  Fax 1-847-439-3955

THIS IS A DRAFT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND PROXY IN WHICH CHANGES/ADDITIONS/DELETIONS WILL BE MADE BEFORE FINALIZATION

   [LOGO]

1111 NICHOLAS BOULEVARD
ELK GROVE VILLAGE, ILLINOIS 60007

- ------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, OCTOBER 9, 1996

To the Stockholders of AAR CORP.:

The Annual Meeting of Stockholders of AAR CORP. for the year 1996 will be held in the Shareholders' Room (21st Floor) of Bank of America Illinois, 231 S. LaSalle Street, Chicago, Illinois, on Wednesday, October 9, 1996, at 3:00 P.M. (Chicago time) for the purpose of considering and acting upon the following proposals, all as described in the accompanying Proxy Statement:

1. To elect four Class III directors for a three-year term expiring at the 1999 Annual Meeting of Stockholders;

2. To amend the AAR CORP. Stock Benefit Plan ("Plan") to increase the total number of shares that become available for award under the Plan each year; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on August 12, 1996, will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.

Accompanying this notice and the Proxy Statement is a copy of the Annual Report to Stockholders for the fiscal year ended May 31, 1996.

                                          By Order of the Board of Directors

                                          HOWARD A. PULSIFER,
                                          SECRETARY

August 26, 1996

YOUR VOTE IS IMPORTANT

PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING, YOUR SHARES MAY NEVERTHELESS BE VOTED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

[AAR CORP LOGO]

1111 NICHOLAS BOULEVARD
ELK GROVE VILLAGE, ILLINOIS 60007

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
October 9, 1996

SOLICITATION

This Proxy Statement is furnished to stockholders of AAR CORP., a Delaware corporation (the "Company" or "AAR"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Stockholders of the Company to be held in the Shareholders' Room (21st Floor) of Bank of America Illinois, 231 S. LaSalle Street, Chicago, Illinois, on Wednesday, October 9, 1996, at 3:00 P.M. (Chicago time), or any adjournment thereof (the "Annual Meeting"). This Proxy Statement is first being sent to holders of the Company's outstanding shares of common stock, par value $1.00 per share ("Common Stock") on or about August 26, 1996.

Any proxy solicited herewith may be revoked by a stockholder at any time prior to the voting thereof by sending written notice of revocation to the Secretary of the Company, or by delivering a later-dated proxy, or by attending the Annual Meeting and voting in person. Shares of Common Stock represented by proxies that are properly executed and returned to the Company will be voted as specified thereon at the Annual Meeting. If no choice is specified, such shares will be voted FOR the election of the four nominees for director designated by the Board of Directors, FOR the amendment of the AAR CORP. Stock Benefit Plan ("Plan") to increase the total number of shares of Common Stock that become available for award each year, and upon any other matters that may properly come before the Annual Meeting in the discretion of the named proxies in accordance with their best judgment. In the event any nominee is unavailable for election, which is not presently anticipated, shares represented by valid proxies will be voted for such other person or persons in the named proxies in accordance with their best judgment.

As provided in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan, shares held by the Dividend Reinvestment Agent for a participant will be voted in accordance with the instructions on the proxy card received representing such shares or otherwise as set forth above.

The cost of the solicitation of proxies will be borne by the Company and will consist primarily of printing, postage and handling, including reimbursement to banks, brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding proxy material to their respective principals. The Company has engaged D. F. King & Co., 77 Water Street, New York, New York, to aid in the solicitation of proxies at a total estimated cost of $7,500.00. D. F. King & Co. may solicit proxies by mail, personally, or by telephone or telegraph. In addition to the solicitation of proxies by D. F. King & Co. and by use of the mails, certain officers, directors and employees of the Company may solicit proxies personally, or by telephone or telegraph, without additional compensation.

QUORUM AND VOTING RIGHTS

At the close of business on August 12, 1996, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 15,960,310 shares of Common Stock. Each stockholder of record is entitled to one vote for every share of Common Stock held on the record date. Shares cannot be voted at the Annual Meeting unless the owner thereof is present in person or by proxy. A quorum of stockholders is necessary to take action at the Annual Meeting. The holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy will constitute a quorum of stockholders at the Annual Meeting. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will treat directions to withhold authority, abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining a quorum. Directions to withhold authority will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Abstentions and broker non-votes will be disregarded for purposes of determining whether a matter has been approved, because they are not considered votes cast.

                                   PROPOSAL 1

ELECTION OF DIRECTORS

The Restated Certificate of Incorporation and By-Laws of the Company provide that the Board of Directors shall consist of between three and fifteen directors, with the exact number of directors to be fixed from time to time by the Board of Directors, and that the directors shall be divided into three classes as nearly equal in number as possible. The Board of Directors has fixed the number of directors on the Board at ten.

The ten members of the Board of Directors are divided into three classes: Class I (3 directors), Class II (3 directors) and Class III (4 directors). One class is elected each year for a three-year term. At the Annual Meeting, A. Robert Abboud, Howard B. Bernick, Ira A. Eichner and Robert D. Judson will be nominated to serve in Class III until the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of the Company. Under Delaware law, the four nominees for director who individually receive the greatest number of votes shall be elected directors of the Company.

NOMINEES AND CONTINUING DIRECTORS

The following sets forth certain information with respect to the nominees as well as the other current and continuing directors:

                  Name, Age, Principal Occupation                       Director
                       and Other Information                             Since
- --------------------------------------------------------------------    --------
NOMINEES:
CLASS III -- DIRECTORS WHOSE TERMS EXPIRE AT THE 1996 ANNUAL
  MEETING:
A. ROBERT ABBOUD, 67--Since 1984, President of A. Robert Abboud &
  Co., a private investment business.
    Other directorships: Inland Steel Company, Hartmarx Corporation,
     and Alberto-Culver Company.                                          1987

                  Name, Age, Principal Occupation                       Director
                       and Other Information                             Since
- --------------------------------------------------------------------    --------
HOWARD B. BERNICK, 44--Since November, 1994, President and Chief
  Executive Officer of Alberto-Culver Company, a manufacturer, marketer and distributor of personal care and household products.
  From 1988 to November, 1994, President and Chief Operating Officer
  of Alberto-Culver Company.
    Other directorship: Alberto-Culver Company                            1994
IRA A. EICHNER(1), 65--Since 1973, Chairman of the Board and Chief
  Executive Officer of AAR. Mr. Eichner is the founder of the
  Company and has been its Chief Executive Officer since it was
  founded in 1955.                                                        1955
ROBERT D. JUDSON, 71--Since 1984, Financial Consultant. Prior to
  1980, Senior Vice President, The First National Bank of Chicago.        1979

OTHER CURRENT AND CONTINUING DIRECTORS:
CLASS I--DIRECTORS WHOSE TERMS EXPIRE AT THE 1997 ANNUAL MEETING:
ERWIN E. SCHULZE, 71--Since January, 1993, Chairman, Chicago Stock
  Exchange (formerly Midwest Stock Exchange). Since January, 1991, private investor. From 1981 to 1991, Chairman of the Board,
  President and Chief Executive Officer of Ceco Industries, Inc., a
  manufacturer of building products and provider of concrete forming services for the construction industry.
    Other directorship: The Interlake Corporation                         1977
JOEL D. SPUNGIN, 58--Since March, 1995, Managing Partner, DMS
  Enterprises, L.P., a consulting and management advisory
  partnership. Since 1994, Chairman Emeritus, and from 1988 to
  March, 1995, Chairman and Chief Executive Officer of United
  Stationers Inc.
    Other directorships: United Stationers Inc., Ball Horticultural
     Company                                                              1992
DAVID P. STORCH(2), 43--Since 1989, President and Chief Operating
  Officer of AAR. From 1988 to 1989, Vice President of AAR.               1989
CLASS II -- DIRECTORS WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING:
EDGAR D. JANNOTTA, 65--Since January, 1996, Senior Director of
  William Blair & Company, an investment banking firm ("William
  Blair"). From 1995 to 1996, Senior Partner of William Blair. From
  1977 to 1995, Managing Partner of William Blair & Company.
    Other directorships: Aon Corporation, Bandag, Incorporated,
     Commonwealth Edison Company, Molex Incorporated, New York Stock
     Exchange, Inc., Oil-Dri Corporation of America, and
     Safety-Kleen Corp.                                                   1964
LEE B. STERN, 69--Since December, 1992, President of LBS Co., and
  Managing Partner of LBS Limited Partnership, a member firm of the
  Chicago Board of Trade and Futures Commission Merchant since 1992.
  From 1967 to December, 1992, President and Chief Executive Officer
  of Lee B. Stern & Company, Ltd., a Futures Commission Merchant.
  Mr. Stern has been a member of the Chicago Board of Trade since
  1949, a member of the Chicago Mercantile Exchange since 1963, and an owner-director of the Chicago White Sox since 1976.
    Other directorship: Anicom, Inc.                                      1982
RICHARD D. TABERY, 67--Since December, 1993, Aviation Business
  Consultant. Since February 21, 1995, Chairman of HKS&A, Inc., an
  aviation consulting company. From June, 1988, through November,
  1993, Vice Chairman of AAR. From 1957 to 1988, Mr. Tabery held various positions with United Airlines, Inc., most recently Senior
  Vice President-Maintenance Operations.                                  1989

MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held four meetings during the fiscal year ended May 31, 1996. All of the incumbent directors attended 75% or more of the aggregate number of meetings of the Board and of the Committees on which they serve during the fiscal year ended May 31, 1996.

The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating Committee.

AUDIT COMMITTEE

The Audit Committee is comprised entirely of independent directors. Its members are Edgar D. Jannotta (Chairman), Robert D. Judson, Erwin E. Schulze and Joel D. Spungin. The functions of this committee include maintaining communication between the Company's Board and its independent auditors, monitoring performance of the independent auditors, reviewing audit scope and results, reviewing the organization and performance of the Company's internal systems of audit and financial controls, and recommending the retention or, when appropriate, the replacement of independent auditors. The Audit Committee held two meetings during the fiscal year ended May 31, 1996.

COMPENSATION COMMITTEE

The Compensation Committee is comprised entirely of independent directors. Its members are Erwin E. Schulze (Chairman), A. Robert Abboud, Edgar D. Jannotta, Robert D. Judson, and Lee B. Stern. The functions of this committee include reviewing and approving compensation policies and practices for all elected corporate officers and fixing the total compensation of the Chief Executive Officer. The Compensation Committee also administers the long-term incentive program and the AAR CORP. Stock Benefit Plan. The Compensation Committee held four meetings during the fiscal year ended May 31, 1996.

EXECUTIVE COMMITTEE

The Executive Committee is comprised of Ira A. Eichner (Chairman), Edgar D. Jannotta, Erwin E. Schulze and David P. Storch. The Executive Committee is authorized to meet between meetings of the Board of Directors and exercise the powers of the Board, subject to limitations imposed by law and by the Board. The Executive Committee did not hold any meetings during the fiscal year ended May 31, 1996.

NOMINATING COMMITTEE

The Nominating Committee is comprised of Robert D. Judson (Chairman), Ira A. Eichner and Lee B. Stern. The functions of this committee include recommending to the Board of Directors qualified candidates for election as directors and considering the performance of incumbent directors to determine whether they should be recommended to the Board for nomination for reelection. The Nominating Committee will consider director candidates recommended by stockholders. Any stockholder wishing to submit a recommendation to the Nominating Committee with respect to the 1997 Annual Meeting of Stockholders, should send a signed letter of recommendation to AAR CORP., 1111 Nicholas Boulevard, Elk Grove Village, Illinois 60007, Attention: Howard A. Pulsifer, Secretary. To be considered, recommendation letters must be received prior to May 1, 1997, must state the reasons for the recommendation and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employment and occupations. The recommendation letter must also include a statement indicating that such nominee has consented to being named in the proxy statement and to serve if elected. The Nominating Committee held one meeting during fiscal year ended May 31, 1996.

- ----------

    (1)  Mr. Eichner is Mr. Storch's father-in-law.
    (2)  Mr. Storch is Mr. Eichner's son-in-law.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following tables show the shares of Common Stock beneficially owned as of July 31, 1996 for management and as of the date of the Schedule 13G filing for certain beneficial owners, (i) by each director and nominee for election to the Board of Directors, by each of the five executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group and (ii) by each beneficial owner of more than 5% of the Common Stock. To the Company's knowledge, no person beneficially owned more than 5% of the Common Stock except as set forth below.

                        SECURITY OWNERSHIP OF MANAGEMENT

                                                                                          Percent
                                                                                          of
                                                                                          Shares
                                                                                          Outstanding
                                                                                          if
                                                                         Number of        greater
                               Name                                      Shares (1)       than 1%
- -------------------------------------------------------------------  ------------------   ---
A. Robert Abboud...................................................    19,750
Howard B. Bernick..................................................    10,000
Ira A. Eichner.....................................................   519,953             3.3
Edgar D. Jannotta..................................................    25,000
Robert D. Judson...................................................    14,025
Howard A. Pulsifer.................................................    21,986
Timothy J. Romenesko...............................................    16,367
Erwin E. Schulze...................................................    11,351
Philip C. Slapke...................................................    41,788
Joel D. Spungin....................................................    11,000
Lee B. Stern.......................................................   134,800
David P. Storch....................................................   191,260(2)          1.2
Richard D. Tabery..................................................    42,375
All directors and executive officers as a group (13 persons).......  1,059,655(1),(2)     6.6

    --------------
(1)        Includes the following shares of the identified person that may be acquired through the exercise of options as of July 31, 1996: Mr. Abboud, 10,000 shares; Mr. Bernick,
           5,000 shares; Mr. Eichner, 68,000 shares; Mr. Jannotta, 10,000 shares; Mr. Judson,
           10,000 shares; Mr. Pulsifer, 15,115 shares; Mr. Romenesko, 6,006 shares; Mr. Schulze,
           10,000 shares; Mr. Slapke, 26,650 shares; Mr. Spungin, 7,500 shares; Mr. Stern,
           10,000 shares; Mr. Storch, 75,800 shares; and Mr. Tabery, 23,900 shares; and all directors and executive officers as a group (13 persons), 277,971 shares.
(2)        Includes 18,880 shares beneficially owned by Mr. Storch's wife (12,540 shares) and minor children (6,340 shares), as to which Mr. Storch disclaims beneficial ownership.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                          Name and Address                                                Number of
                                           of Stockholder                                                  Shares
- -----------------------------------------------------------------------------------------------------  ---------------
The Capital Group Companies, Inc. (1)................................................................       994,000(1)
333 South Hope Street
Los Angeles, California 90071
John Hancock Mutual Life Insurance Company (2).......................................................     1,297,946(2)
John Hancock Place
P.O. Box 111
Boston, Massachusetts 02117
Norwest Corporation (3)..............................................................................     1,386,900(3)
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota 55479-1026
The Prudential Insurance Company of America (4)......................................................     1,255,780(4)
751 Broad Street
Newark, New Jersey 07102-3777
Radnor Capital Management, Inc.(5)...................................................................       809,000(5)
Two Radnor Corporate Center
100 Matsonford Road, Suite 250
Radnor, Pennsylvania 19087
Scudder, Stevens & Clark, Inc.(6)....................................................................       940,800(6)
Two International Place
Boston, Massachusetts 02110-4103

                                          Name and Address                                             Percent of Shares
                                           of Stockholder                                                 Outstanding
- -----------------------------------------------------------------------------------------------------  -----------------
The Capital Group Companies, Inc. (1)................................................................        6.2%
333 South Hope Street
Los Angeles, California 90071
John Hancock Mutual Life Insurance Company (2).......................................................        8.1%
John Hancock Place
P.O. Box 111
Boston, Massachusetts 02117
Norwest Corporation (3)..............................................................................        8.7%
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota 55479-1026
The Prudential Insurance Company of America (4)......................................................        7.9%
751 Broad Street
Newark, New Jersey 07102-3777
Radnor Capital Management, Inc.(5)...................................................................        5.1%
Two Radnor Corporate Center
100 Matsonford Road, Suite 250
Radnor, Pennsylvania 19087
Scudder, Stevens & Clark, Inc.(6)....................................................................        5.9%
Two International Place
Boston, Massachusetts 02110-4103

    ---------------
(1)        In their joint Schedule 13G filing dated February 9, 1996, The Capital Group Companies, Inc.
           (formerly known as the Capital Group, Inc.) and Capital Guardian Trust Company, an operating subsidiary of The Capital Group Companies, Inc., disclaimed beneficial ownership of these shares and stated the following:
      (i) sole voting power: 830,000
      (ii) shared voting power: -0-
      (iii) sole dispositive power: 994,000
     (iv) shared dispositive power: -0-

(2)        In their joint Schedule 13G filing dated January 24, 1996, John Hancock Mutual Life Insurance
           Company ("JHMLICO"), John Hancock Subsidiaries, Inc. ("JHSI"), John Hancock Asset Management
           ("JHAM") , The Berkley Financial Group ("TBFG"), and NM Capital Management, Inc. ("NM"), stated
           the following:
     NM beneficially owns 1,297,946 shares of common stock in various advisory accounts. In addition to the shares owned by NM, John Hancock Advisers, Inc. ("JHA") , an Investment Adviser registered under
     Section 203 of the Investment Advisers Act of 1940 and a direct, wholly-owned subsidiary of TBFG, beneficially owns 30,000 shares of common stock. Through their parent-subsidiary relationship to NM and JHA, JHMLICO, JHSI, JHAM and TBFG have indirect, beneficial ownership of these same shares. The
     JHA shares are held by the John Hancock Special Value Fund, an open-end diversified management company registered under Section 8 of the Investment Company Act. Under an Advisory Agreement dated
     October 1, 1993, JHA has beneficial ownership of the 30,000 shares held in the fund.
      (i) sole voting power: NM 635,299 shares; JHA 30,000 shares
      (ii) shared voting power: -0-
      (iii) sole dispositive power: NM 1,297,946 shares; JHA 30,000 shares
     (iv) shared dispositive power: -0-

(3)        In their joint Schedule 13G filing dated January 22, 1996, Norwest Corporation, and its subsidiaries, Norwest Colorado, Inc. ("NCI") and Norwest Bank Colorado ("NBC"), stated the following:
     Norwest beneficially owns 1,386,900 shares of common stock, which includes 1,360,400 shares deemed to be beneficially owned by NBC and, accordingly, NCI
      (i) sole voting power: 1,162,600
      (ii) shared voting power: -0-
      (iii) sole dispositive power: 1,386,900
     (iv) shared dispositive power: -0-

(4)        In its Schedule 13G filing dated February 8, 1996, The Prudential Insurance Company disclaimed beneficial ownership of 1,255,780 of these shares and stated the following:
      (i) sole voting power: -0-
      (ii) shared voting power: 1,252,880
      (iii) sole dispositive power: -0-
     (iv) shared dispositive power: 1,255,780

(5)        In its Schedule 13G filing dated February 13, 1996, Radnor Capital Management, Inc. ("Radnor")
           stated as follows:
     Radnor beneficially ownes 809,000 shares of common stock
      (i) sole voting power: 789,000
      (ii) shared voting power: -0-
      (iii) sole dispositive power: 809,000
     (iv) shared dispositive power: -0-
    While Radnor's advisory clients (collectively) had been more than a 5% shareholder at December 31,
    1995, during January, February, and March 1996, most of its clients' holdings were sold, thereby reducing their collective holdings to under 5%.

(6)        In its Schedule 13G filing dated February 7, 1996, Scudder, Stevens & Clark, Inc. ("Scudder")
           disclaimed beneficial ownership of 940,800 shares of common stock
      (i) sole voting power: 5,600
      (ii) shared voting power: 883,700
      (iii) sole dispositive power: 940,800
     (iv) shared dispositive power: -0-

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Securities and Exchange Commission Forms 3, 4 and 5 and upon related written representations furnished to the Company with respect to its most recent fiscal year, no person who, at any time during the fiscal year, was a director, officer or beneficial owner of more than ten percent of any class of equity securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934 ("Exchange Act"), failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

GENERAL

The Company's executive compensation program is structured and administered by the Compensation Committee of the Board of Directors (the "Committee"), which is comprised of the five individuals listed below, all of whom are independent directors of the Company.

The executive compensation program is designed to enable the Company to attract, motivate and retain talented executives capable of achieving strategic business initiatives and to reward them for their achievement. It is intended to complement the Company's short-term and long-term business objectives and to focus executives' efforts on fulfilling these objectives. The program consists of three elements: (i) base salaries which are generally set at approximately the median salary level of comparable positions in similar companies, adjusted up or down to reflect individual capabilities and responsibilities and experience levels; (ii) annual variable incentive opportunities paid in cash and stock based on individual contribution and performance; and (iii) long-term incentive opportunities, in the form of stock option/restricted stock awards.

Total compensation opportunities for each executive are intended to be competitive with those offered by other companies competing for their talent in the Company's employment market. In designing and administering the individual elements of the executive compensation program for each executive, the Committee strives to balance short- and long-term incentive objectives and employ prudent judgment in establishing base salary levels and performance criteria, evaluating performance and determining actual incentive payments. To ensure competitiveness and reasonableness of the Committee's compensation decisions, independent compensation consulting firms are retained periodically to advise the Committee in connection with both the design and implementation of the various elements of the program and the level of individual executive participation. Generally, as an executive's level of responsibility increases, a greater percentage of total compensation is based on performance, and the mix of total compensation shifts toward stock, thereby aligning the long-term interest of senior executives with those of stockholders. To encourage stock ownership in the Company by senior executives, the Company has established guidelines for ownership of Common Stock by senior management equal in value to 75% of salary, to be voluntarily achieved over the next several years. An executive's progress towards achieving these guidelines will be used by the Committee in making incentive stock compensation decisions for the executive in the future.

Base salary levels of all executives, including the Chief Executive Officer, are reviewed annually and may be adjusted depending upon the executive's responsibilities, assessed performance contribution, qualifications and tenure in the Company and in the position held, and competitive salary considerations relative to similar positions at selected companies in the employment market from which the Company draws its executives.

The Chief Executive Officer and Chief Operating Officer each have an annual performance-based incentive bonus opportunity of up to 100% of their respective base salary. That portion of the Chief Operating Officer's incentive bonus opportunity in excess of 80% of his base salary is payable in restricted stock. The percentage opportunity for other executive positions varies depending on their responsibility level, and 10% of any bonus paid is payable in restricted stock. As pertains to the Chief Executive Officer and Chief Operating Officer, three-fourths of their incentive opportunity is based upon operating profit results and the remainder is based on asset management results. Performance objectives for other executives are established annually and the incentive opportunity varies depending on position.

The long-term incentive program consists of stock option and/or restricted stock awards granted under the AAR CORP. Stock Benefit Plan approved by stockholders in 1992.

Stock option awards typically expire 10 years from the date of grant or earlier upon termination of employment, become exercisable in five equal increments on successive grant anniversary dates at the NYSE closing stock price on the date of grant, and are accompanied by reload features and, for certain individuals, stock rights exercisable in the event of a change in control of the Company. In determining stock option and restricted stock awards, the Committee considers the recipient's position and responsibilities in the Company, performance and contributions made during the preceeding year, capabilities and potential for future contribution to the Company, the number of options and awards previously granted to the recipient and, for senior management, their progress toward achieving the Company's guidelines for stock ownership by senior management.

Restrictions imposed on restricted stock awards vary and are designed, among other things, to encourage executives to stay with the Company and to maintain a focus on long-term objectives of the Company. Typically, restricted stock grants vest over five (5) years (20% each anniversary) or over seven (7) years (25% on 4th anniversary, 25% on 6th anniversary and 50% on 7th anniversary); restricted stock used in lieu of cash to pay earned bonuses vests over three (3) years (1/3 each anniversary). Typically, awards are subject to forfeiture if employment terminates for any reason during the award cycle. During the award cycle the participant receives dividends for the shares and also has the right to vote the awarded shares.

CHIEF EXECUTIVE OFFICER COMPENSATION

The base salary level of the Chief Executive Officer and founder of the Company has been increased progressively since 1951 to reflect his performance, leadership and responsibilities for increasingly complex and diversified domestic and international operations as the Company has expanded into new product lines and markets. Competitive compensation analyses by independent consultants are used by the Committee to ensure that the Chief Executive Officer's base salary is at an appropriate competitive level relative to base salaries of chief executive officers at other companies in the relevant employment market.

The Committee's action with respect to the Chief Executive Officer's total fiscal year 1996 compensation reflects consideration of the base salary factors discussed earlier, and the leadership role he played in the performance results of the Company overall in a difficult environment and in maintaining the financial strength and liquidity of the Company.

The Chief Executive Officer's base salary was increased 3% January 1, 1996 and 2 1/4% June 1, 1996, as were management salaries generally.

The Chief Executive Officer was awarded an incentive bonus equal to 100% of his base salary reflecting achievement of (i) a 75% incentive opportunity benefit for operating performance based on a substantial improvement over the prior year in consolidated net sales (up 11.9%) and in net income (up 53%), and (ii) a 25% incentive opportunity benefit for asset management based on improving the balance sheet performance.

The Chief Executive Officer and the other executive officers named in the Summary Compensation Table below received the stock options and restricted stock awards reflected in the table. The number of shares covered by each grant reflects individual contributions and performance, as well as competitive industry practices, in the view of the Committee; it also continues the Committee's emphasis on executive share ownership and furthers the Company's objective of tying incentive compensation to performance and aligning executives' interests with the interests of the Company's stockholders.

The tables which follow and accompanying footnotes and narrative reflect the decisions covered by the above discussion.

FEDERAL INCOME TAX CONSIDERATIONS

The Internal Revenue Code places a $1 million cap on the deductibility of compensation, subject to certain exceptions, paid to certain executives of publicly held corporations. Since the current levels of compensation subject to the cap will not exceed $1 million for any executives of the Company, the Committee did not take into consideration the deductibility of compensation for federal income tax purposes in establishing compensation of the named executives during the present review cycle.

The Committee will continue to review the deductibility of Compensation under
Section 162(m) and any regulations adopted under it, with the goal of assuring that compensation paid is deductible by the Company to the extent that this can be reasonably accomplished in a manner that provides adequate incentives and allows the Company to attract and retain qualified executives.

INCORPORATION BY REFERENCE

This report of the Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Exchange Act of 1933 or under the Exchange Act (collectively, the "Acts"), except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE

    Erwin E. Schulze, Chairman
    A. Robert Abboud
    Edgar D. Jannotta
    Robert D. Judson
    Lee B. Stern

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table shows, for the fiscal years ending May 31, 1994, 1995, and 1996, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of the Company in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                            Long Term
                                                     Annual Compensation                  Compensation
                                              ---------------------------------    ---------------------------
                                                                                             Awards
                                                                                   ---------------------------
                                                                         Other
                                                                        Annual                      Securities
                                                                        Compen-      Restricted     Underlying    All Other
                                                             Bonus      sation     Stock Award(s)    Options       Compen-
Name and Principal Position             Year  Salary ($)     ($)(1)       ($)          ($)(2)          (#)       sation ($)(3)
- --------------------------------------  ----  ----------   ----------   -------    --------------   ----------   ------------
IRA A. EICHNER                          1996    498,400      503,100        -- (4)    330,000         30,000         4,700
 CHAIRMAN AND CHIEF EXECUTIVE OFFICER   1995    480,000      265,000    156,600       206,250         30,000         3,600
                                        1994    474,200      240,000      --           --             20,000         7,500
DAVID P. STORCH                         1996    348,900      352,200      --          165,619         75,000         4,700
 PRESIDENT AND CHIEF OPERATING OFFICER  1995    336,000      224,000      --          107,250         60,000         2,500
                                        1994    332,000      175,000      --          102,988         30,400         3,200
PHILIP C. SLAPKE                        1996    223,000      277,300      --          110,000         10,000         3,300
 VICE PRESIDENT-ENGINE GROUP            1995    214,600      215,900      --           68,750         10,000         2,600
                                        1994    208,400      174,100      --           --              7,500         2,700
HOWARD A. PULSIFER                      1996    172,200       86,900      --           66,000          6,000         4,000
 VICE PRESIDENT, GENERAL COUNSEL AND    1995    165,800       67,500      --           41,250          6,000         3,100
 SECRETARY                              1994    163,900       57,500      --           --              4,000         3,500
TIMOTHY J. ROMENESKO                    1996    153,100       77,300      --           66,000          6,000         4,000
 VICE PRESIDENT, CHIEF FINANCIAL        1995    136,700       60,000      --           41,250          6,000         1,800
 OFFICER & TREASURER                    1994    117,000       35,000      --           --              3,000         1,500

- ------------

(1) Fiscal 1996 bonus compensation for Mr. Eichner was paid 100% in cash, for Mr. Storch 80% in cash and 20% in restricted stock, and for all others 90% in cash and 10% in restricted stock, based on NYSE May 31, 1996 closing price, in accordance with applicable employment contracts and the Company's executive and key employment incentive bonus payment policy. The restricted shares vest over a three year period (one-third each grant anniversary date). Dividends are paid on all restricted shares to the same extent as any other shares of the Company's Common Stock.

(2) As of May 31, 1996, fiscal year, the following restricted shares were held by each named executive: Mr. Eichner, 31,159; Mr. Storch, 25,294; Mr. Slapke, 12,255; Mr. Pulsifer, 6,295; Mr. Romenesko, 6,262. The May 31, 1996, market value of each named executive's restricted shares is as follows: Mr. Eichner, $689,393; Mr. Storch, $559,630; Mr. Slapke, $271,142; Mr. Pulsifer,
    $139,277; Mr. Romenesko, $138,547. Dividends are paid on all restricted shares to the same extent as any other shares of the Common Stock.

(3) "All Other Compensation" includes the following: (i) contributions to the Company's 401(k) Plan on behalf of each of the named executives as a 1% match of 1996 pre-tax elective deferred contributions (Mr. Eichner $1,940, Mr. Storch $1,940, Mr. Slapke $1,940, Mr. Pulsifer $1,940, and Mr. Romenesko, $1,940), and (ii) premium payments for each of the named executives under the Company's standard health plan (Mr. Eichner, $2,760, Mr. Storch, $2,760, Mr. Pulsifer, $2,060, Mr. Romenesko, $2,060 and Mr. Slapke, $1,360).

(4) Represents a tax reimbursement to Mr. Eichner due to the Company's funding of Supplemental Executive Retirement Plan ("SERP") benefits.

STOCK OPTIONS

The following table sets forth certain information regarding stock options granted to the named executive officers in fiscal 1996 (the Company does not grant stock appreciation rights). In addition, hypothetical gains or option spreads that would exist for the respective options are shown based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% required (in the case of the 5% and 10% rates) by applicable regulations of the Securities and Exchange Commission; these rates are for illustration purposes only and are not a forecast of future appreciation.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       Individual Grants
                                      ----------------------------------------------------   Potential Realizable Value at
                                        Number of       % of Total                           Assumed Annual Rates of Stock
                                        Securities       Options                             Price Appreciation for Option
                                        Underlying      Granted to    Exercise                         Term (3)
                                         Options       Employees in    Price    Expiration   -----------------------------
                Name                  Granted (#)(1)   Fiscal Year    ($/Sh)     Date (2)    0%     5% ($)       10% ($)
- ------------------------------------  --------------   ------------   -------   ----------   ---  -----------  -----------
Ira A. Eichner......................      30,000          10.42%      $17.50    10/11/05       0      330,170      836,715
David P. Storch.....................      75,000          26.05%      $17.50    10/11/05       0      825,424    2,091,787
Philip C. Slapke....................      10,000           3.47%      $17.50    10/11/05       0      110,057      278,905
Howard A. Pulsifer..................       6,000           2.08%      $17.50    10/11/05       0       66,034      167,343
Timothy J. Romenesko................       6,000           2.08%      $17.50    10/11/05       0       66,034      167,343
All Stockholders....................         N/A            N/A          N/A       N/A         0  177,672,833  450,257,844
All Employee Optionees..............     287,901            100%      $17.66(4) 10/11/05 (5)   0    3,197,509    8,103,115
Total Optionee Gain as % of all
 Stockholder Gain...................         N/A            N/A          N/A       N/A         0        1.80%        1.80%

- ------------
(1) 10 year options subject to reload and change in control rights provisions; 20% of option shares become exercisable on the 1st, 2nd, 3rd, 4th and 5th anniversary dates of the grant.

(2) These options are subject to earlier expiration in the event of termination of employment.

(3) Data shows appreciation in value of stock from market value on the date of option grant.

(4)   Average exercise price.

(5) Options with respect to 277 shares expire 7/6/05, with respect to 7,500 shares expire 8/7/05, with respect to 3,000 shares expire 1/2/06, with respect to 629 shares expire 1/17/06, with respect to 5,135 shares expire 2/7/06, with respect to 496 shares expire 2/13/06, with respect to 863 shares expire 2/15/06, with respect to 152 shares expire 2/27/06, with respect to 202 shares expire 4/22/06, with respect to 1,055 shares expire 5/15/06, with respect to 183 shares expire 5/16/06, with respect to 1,909 shares expire 5/17/06; all others expire 10/11/05.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The following table shows stock options exercised by named executive officers during fiscal 1996, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares of Common Stock covered by both exercisable and non-exercisable stock options as of May 31, 1996. Also reported are the number and value of in-the-money unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                        Number of Securities
                                                                       Underlying Unexercised         Value of Unexercised
                                                                          Options at Fiscal          In-the-Money Options at
                                   Shares Acquired                          Year-End (#)             Fiscal Year-End ($)(2)
                                         on              Value       ---------------------------   ---------------------------
              Name                 Exercise (#)(1)   Realized ($)    Exercisable   Unexercisable   Exercisable   Unexercisable
- ---------------------------------  ---------------   -------------   -----------   -------------   -----------   -------------
Ira A. Eichner...................          0                0          68,000          78,000        $678,500      $539,250
David P. Storch..................          0                0          75,800         155,300        $745,428     1$,034,498
Philip C. Slapke.................          0                0          26,650          27,100        $263,344      $255,138
Howard A. Pulsifer...............          0                0          15,115          15,200        $157,607      $104,150
Timothy J. Romenesko.............          0                0          10,150          14,100        $102,131      $ 95,025

- ------------
(1) Value realized equals the fair market value on the date of exercise, less the exercise price, times the number of shares acquired.

(2) Value of unexercised in-the-money options equals the fair market value of the Common Stock at May 31, 1996, less the exercise price, times the number of option shares outstanding. The closing price of the Common Stock on the NYSE at May 31, 1996, was $22.125.

PENSION PLANS

The following table indicates a straight life annuity pension benefit (based on 30% of an employee's final average compensation) payable annually under the AAR CORP. Retirement Plan ("Retirement Plan") and Supplemental Key Employee Retirement Plan ("SKERP") commencing at age 65 at various combinations of average compensation and years of service.

                             PENSION BENEFIT TABLE

                                                          Annual Benefit for
                                                           Years of Service
                                                          ------------------
    Final Average Compensation                               15        20
    ----------------------------------------------------  --------  --------
    $100,000............................................  $ 22,500  $ 30,000
     125,000............................................    28,100    37,500
     150,000............................................    33,750    45,000
     175,000............................................    39,400    52,500
     200,000............................................    45,000    60,000
     225,000............................................    50,600    67,500
     250,000............................................    56,250    75,000
     275,000............................................    61,875    82,500
     300,000............................................    67,500    90,000
     350,000............................................    78,750   105,000
     400,000............................................    90,000   120,000
     450,000............................................   101,250   135,000
     500,000............................................   112,500   150,000
     600,000............................................   135,000   180,000
     700,000............................................   157,500   210,000
     800,000............................................   180,000   240,000
     900,000............................................   202,500   270,000

The Company's Retirement Plan covers all named executive officers. Benefits under the Retirement Plan are determined pursuant to a formula set forth in the Retirement Plan and take into consideration years of credited service, a percentage of the participant's final average compensation (the five highest consecutive calendar years of compensation out of the employee's last ten calendar years of employment) and adjustments for social security "covered compensation" which is an "offset" under the Retirement Plan. The term "compensation" means cash compensation shown as income on an employee's Form W-2, plus amounts contributed to the Profit Sharing Plan and reduced by certain items specified in the Retirement Plan. Notwithstanding the preceding sentence, compensation for purposes of the Retirement Plan is subject to an annual $150,000 annual compensation limitation in accordance with applicable provisions of the Internal Revenue Code.

The aggregate salary and bonus compensation shown for the executive officers named in the Summary Compensation Table above is the compensation currently included for purposes of determining benefits under the Retirement Plan and SKERP described below. The number of years of credited service under the Plan (effective maximum is 20 years), is as follows: Mr. Eichner, 20 years; Mr. Storch, 18 years; Mr. Pulsifer, 9 years; Mr. Romenesko, 15 years; and Mr. Slapke, 12 years. Benefits under the Retirement Plan may be limited by applicable laws or regulations.

SUPPLEMENTAL KEY EMPLOYEE RETIREMENT BENEFITS

The Company also provides supplemental retirement benefits to certain executives and key employees under the SKERP. All of the named executives are participants in the SKERP, except that Mr. Eichner's participation does not include supplemental retirement benefits. The SKERP is designed to restore the approximate amount of employer-provided benefits under the Company's Retirement Plan lost as a result of Internal Revenue Code limitations, including those limiting compensation for purposes of benefit calculations. Such lost benefits restored under the SKERP are determined in the same manner, using the same compensation data and years of credited service, as retirement benefits are determined under the Retirement Plan described above, subject to maximum compensation limits established by the Company from time to time (presently $350,000 for key employee participants and $500,000 for executive officer participants). The SKERP also provides for aggregate retirement benefits at fifty percent (50%) of final average compensation (as defined in the Retirement Plan) for certain executive officers designated by the Compensation Committee (including four of the named executive officers), subject to maximum compensation limits established by the Company from time to time and reduced by certain items specified in the Retirement Plan. The SKERP is unfunded and supplemental retirement benefits thereunder are forfeited if the participant violates a covenant not to compete set forth in the SKERP or his or her employment is terminated for cause.

The Chief Executive Officer is also the beneficiary of a Supplemental Executive Retirement Plan ("SERP"). Annual retirement benefits under the SERP are equal to 60% of the Chief Executive Officer's aggregate average of annual salary, bonus and long-term incentive cash payments ("cash compensation") for the three fiscal years during the ten fiscal years preceding the date of his termination of active employment during which his cash compensation was highest, subject to an offset for benefits received under the Retirement Plan and certain reductions. Based on the Chief Executive Officer's cash compensation history to date, it is estimated that he would receive an annual retirement benefit of $328,850 under the SERP upon retirement at age 65. The Company funds the benefits through an irrevocable trust arrangement with a bank. The level of funding is based on actuarial computations determined by an independent actuary. The residual in the trust upon the death of the Chief Executive Officer will be paid to the Chief Executive Officer's estate or designated beneficiaries.

STOCKHOLDER RETURN PERFORMANCE GRAPHS

The following graphs compare the five-year cumulative total stockholder return (including reinvestment of dividends) of the Company, the S&P (Standard & Poor's) Composite--500 Stock Index, and a peer group index selected by the Company.

The S&P Composite--500 Stock Index is composed of domestic industry leaders in four major sectors: Industrials, Financials, Utilities and Transportation, and serves as a broad indicator of the performance of the U.S. equity market. The peer group index selected by the Company is comprised of companies engaged in engine, airframe and/or manufacturing activities in support of the aerospace/aviation aftermarket similar to those conducted by the Company. The peer group selected by the Company is comprised of the following companies:
Aviall, Inc., Banner Aerospace, Inc., Greenwich Air Services, Inc., Hi-Shear Industries, Inc., Sequa Corp., SPS Technologies Inc., UNC, Inc., and Wyman Gordan Co.

These indices relate only to stock prices; they do not purport to afford a direct comparison of the business or financial performance of the companies comprising such indices with the Company nor with each other.

                 COMPARISON OF FIVE-YEAR CUMULATIVE STOCKHOLDER
                                TOTAL RETURN (1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    RETURN TO SHAREHOLDER
                                  AAR CORP.     S&P 500       PEER GROUP
1991                                  $ 100       $ 100            $ 100
1992                                $ 94.16    $ 109.85          $ 77.63
1993                               $ 102.66    $ 122.61          $ 65.56
1994                               $ 112.93    $ 127.83          $ 71.60
1995                               $ 124.18    $ 153.64          $ 66.11
1996                               $ 184.82    $ 197.33         $ 116.90

- ----------

   (1) Assumes $100 invested on June 1, 1991, and reinvestment of dividends in the Company's Common Stock, S&P Composite--500 Stock Index and Companies comprising the Peer Group.

EMPLOYMENT AND OTHER AGREEMENTS

Mr. Eichner has an agreement with the Company providing for employment in his present capacity at a base compensation of $503,100 per year, effective January 1, 1996, or such increased amount as the Board may determine, and for retirement benefits following termination of his full-time employment with the Company pursuant to the Retirement Plan and the SKERP described under "Pension Plans" above. His term of employment is continuously extended so as to have a remaining term of three years, but shall expire on the first to occur of his death, disability, voluntary termination or attainment of age 68.

Upon Mr. Eichner's death, under certain circumstances, his designated beneficiary is entitled to receive a death benefit equal to the present value of the right of a 60 year old male to receive an annual annuity of $125,000, subject to certain reductions.

The Company has entered into an irrevocable trust agreement with The Northern Trust Company as trustee to fund at certain dates the Company's obligations to Mr. Eichner and his widow or other beneficiary under his employment agreement. The Company will pay bonuses to Mr. Eichner (or his widow or other beneficiary) to provide for federal, state and local income taxes incurred as a result of contributions to the trust and income earned by trust assets. Mr. Eichner's estate or designated beneficiary(ies) will receive any residual amounts in the trust after payment of all retirement, death benefit and other obligations under the trust agreement.

The Company has entered into an employment agreement ("Employment Agreement") with Mr. Storch designed to assure his continued services with the Company at a base compensation of $352,000 per year, effective January 1, 1996, or such increased amount as the Board may determine. Mr. Storch's term of employment is continuously extended so as to have a remaining term of three years, but shall expire upon his death, disability, retirement or termination by the Company or Mr. Storch pursuant to the terms of the Employment Agreement.

The Employment Agreement sets forth the terms and conditions of Mr. Storch's employment, including: confidentiality and non-compete provisions, participation in the Company's benefit plans, a severance payment upon termination of employment by the Company for other than cause (as defined in the Agreement) prior to a change in control of the Company (as defined in the Employment Agreement) equal to two times base salary then in effect, a severance payment equal to three (3) times his average cash compensation (base salary plus cash bonus) for the last two fiscal years of employment upon termination of employment under certain circumstances in the event of a change in control of the Company, an incentive bonus opportunity of up to 100% of base salary subject to annual financial targets approved by the Compensation Committee, incentive stock bonus awards to be granted over a three year period ending October of 1996 of a total of 27,308 shares of five year restricted common stock vesting 20%/year on successive grant date anniversaries and stock options under the AAR CORP. Stock Benefit Plan in the discretion of the Compensation Committee.

The Company has entered into severance agreements with certain key employees, including all named executive officers other than Mr. Storch and Mr. Eichner. The severance agreements are substantially identical, include confidentiality and non-compete covenants, and provide for payment of compensation and certain benefits in consideration thereof in the event of termination of employment for other than cause, including a change in control of the Company.

Severance equal to one year base salary plus any earned incentive cash bonus will be paid upon termination of employment for other than cause (as defined in the severance agreement) prior to a change in control of the Company; severance equal to three times average annual total compensation (base salary plus cash bonus) for the last two fiscal years of employment will be paid upon termination of employment under certain circumstances following a change in control of the Company.

DIRECTORS' COMPENSATION

Directors who are not officers or employees of the Company or any subsidiary each receive an annual retainer of $22,000, a fee of $1,500 for attendance at each meeting of the Board of Directors or of any Board committee and reimbursement of expenses. The chairman of each committee receives an additional $1,500 annual retainer. The Company also provides each of its outside directors with group term life insurance coverage of $200,000. In addition, under the AAR CORP. Stock Benefit Plan, each outside director, upon becoming a director, automatically receives stock options for 10,000 shares of the Common Stock which can be exercised in 25% increments each anniversary grant date at the closing NYSE price on the date of grant. Directors who are officers or employees of the Company or any subsidiary receive no additional compensation for service on the Board of Directors or any of its committees.

The Company also has a Directors' Retirement Plan for its outside directors. The Plan provides for a benefit to outside directors upon retirement on or after age 65, provided they have completed at least five years of service as a director. Benefits are payable as a quarterly annuity in an amount equal to 25% of the annual retainer fee payable by the Company to an active outside director. Payment of benefits commences upon retirement and continues for a period equal to the total number of years of the retired director's service as a director to a maximum of ten years or death, whichever first occurs. The Directors' Retirement Plan is unfunded. As of May 31, 1996, one former director was receiving benefits under the Directors' Retirement Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Tabery, a director of the Company, provides consulting services to the Company from time to time pursuant to a consultant services agreement for which he receives consultant fees at customary rates; in fiscal 1996, he received $56,950 in consulting fees.

Mr. Irving Storch, an attorney-at-law and father of David Storch, President of the Company, provides legal services to the Company from time to time. For legal services rendered in connection with certain property tax abatement matters on property owned by a subsidiary of the Company in New York City for the tax years 1990/91 through 1996/97, Mr. Storch received contingency fee compensation at the customary rate totalling approximately $299,000 and is expected to receive additional contingency fee compensation of approximately $50,000 in connection with these services. It is anticipated that the Company may engage Mr. Irving Storch to provide additional legal services in the future.

                                   PROPOSAL 2

APPROVAL OF AMENDMENT TO THE AAR CORP. STOCK BENEFIT PLAN

The Board of Directors of the Company has unanimously adopted, subject to stockholder approval, an amendment (the "Amendment") to the AAR CORP. Stock Benefit Plan ("Plan") to be presented at the Annual Meeting, increasing the number of additional shares of Common Stock that become available each year for award under the Plan from approximately 144,000 shares to approximately 320,000 shares (based upon the approximately 16,000,000 shares currently issued and outstanding). Specifically, the Amendment revises the first sentence of Section
4.1 of the Plan to provide that the number of additional shares that become available under the Plan on January 1 of each year from January 1, 1996, through December 31, 2001, shall be 2% (rather than 0.9%) of the issued and outstanding shares on each such date. The Plan expires by its terms on December 31, 2001.

As previously disclosed, the Company established stock ownership guidelines for executives, took steps to pay portions of annual bonuses in stock in lieu of cash and is granting options and stock to a wider range of employees in order to increase the percentage of total pay based on performance and further align its compensation program with stockholder interests. Based on a review of stock compensation practices, including information supplied by the Company's independent compensation consultant, the Board has determined that increasing the number of shares available for awards each year is necessary and appropriate in order to accomplish the Company's objectives of increasing the percentage of pay based on performance and further aligning the interests of its employees with those of its stockholders.

SUMMARY OF THE PLAN

The Plan was approved by the Company's stockholders in 1992. The Plan enables the Company to grant incentive stock options with respect to a maximum of 1,000,000 shares, non-qualified stock options, reload options, "limited rights" in tandem with option grants and restricted stock awards to Key Employees. It also provides for automatic grants of non-qualified stock options to purchase 10,000 shares to each non-employee director in the year such person becomes a director. Stock options entitle the holder to purchase Common Stock from the Company for a specified exercise price during a period specified in the applicable option agreement. Restricted stock awards entitle the recipient to receive Common Stock from the Company under terms which provide for vesting over a period of time, subject to forfeiture upon the termination of the recipient's employment with the Company. The Plan is administered by the Compensation Committee of the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares of Common Stock covered by the option or award, its exercise price or purchase price, its vesting schedule and (in the case of stock options) its expiration date.

As option grants and other awards under the Plan (other than the automatic grants to non-employee directors) are discretionary, the Company cannot now determine the number of any such securities that will be granted in the future to any particular executive officer, all executive officers as a group, or all employees as a group. Information relating to awards made in fiscal year 1996 under the Plan to the executive officers named in the Summary Compensation Table is presented in the various tables under the caption "Executive Compensation and Other Information." In fiscal 1996, 127,000 options at an exercise price of $17.50 were granted to all executive officers of the Company as a group, and 287,901 options at an average exercise price of $17.66 were granted to all employees, including the executive officers, of the Company as a group. As of May 31, 1996, there were 107 persons eligible to receive awards under the Plan.

The Plan will remain in effect until December 31, 2001, unless earlier terminated by the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES

Neither non-qualified stock options, incentive stock options, nor restricted stock awards require the holder to recognize income at the time of grant.

Upon the exercise of non-qualified stock options, the holder will recognize ordinary income in an amount equal to the excess of the fair market value of the option stock as of the date of exercise over the exercise price.

Upon the vesting of restricted stock awards, the holder will realize ordinary income in an amount equal to the fair market value of the shares at such time. A holder may elect to recognize ordinary income on the fair market value of the restricted stock at the time of the award, and thus recognize capital gain on the subsequent sale of the stock in an amount equal to the excess of the fair market value of the stock at vesting over the fair market value at the date of the award.

Incentive stock options are not ordinarily subject to taxation until the holder sells the option shares, although the excess of the fair market value of the option stock over the exercise price is a tax preference item subject to alternative minimum taxation at the time of exercise. When stock acquired through exercise of an incentive stock option is sold at least two years after grant and at least one year after exercise, the holder recognizes as capital gain the excess of the sale proceeds of the option stock over the exercise price. If these holding periods are not met, the holder will recognize ordinary income.

The Company is entitled to deduct the amount of income recognized by the holder upon the vesting of a restricted stock award or the exercise of a non-qualified stock option, provided the Company complied with certain withholding requirements. In the case of an incentive stock option, the Company is entitled to no deduction where the holder recognizes capital gain; the Company is, however, entitled to a deduction when and to the extent the holder recognizes ordinary income.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE AAR CORP. STOCK BENEFIT PLAN.

OTHER MATTERS

Management knows of no other matters which are to be brought before this Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is intended that the persons voting the proxies will vote them in accordance with their judgment on such other matters.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company's Board of Directors, upon recommendation of its Audit Committee, has selected KPMG Peat Marwick as its independent public accountants for the fiscal year ending May 31, 1997. Representatives of that firm are expected to be present at the Annual Meeting, with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at the Annual Meeting of Stockholders to be held in 1997 must submit such proposal in accordance with the rules promulgated by the Securities and Exchange Commission. In order for a proposal to be eligible for inclusion in the Company's Proxy Statement and form of proxy relating to the 1997 Annual Meeting, the stockholder must submit such proposal to the Company, in writing, to be received by the Secretary of the Company, AAR CORP., 1111 Nicholas Boulevard, Elk Grove Village, Illinois 60007, no later than May 1, 1997.

                                          By Order of the Board of Directors

                                          Howard A. Pulsifer
                                          SECRETARY
August 26, 1996

UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK OF AAR CORP., THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MAY 31, 1996. REQUESTS SHOULD BE MADE TO MR. HOWARD A. PULSIFER, SECRETARY, AAR CORP., 1111 NICHOLAS BOULEVARD, ELK GROVE VILLAGE, ILLINOIS 60007, (847) 439-3939.

P
R
O
X
Y

AAR CORP.                                                                  PROXY
- --------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE OCTOBER 9, 1996 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints IRA A. EICHNER, DAVID P. STORCH and HOWARD A. PULSIFER, or any of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned at the 1996 Annual Meeting of Stockholders of AAR CORP. to be held on October 9, 1996, or any adjournment thereof, and to vote all shares of AAR CORP. Common Stock which the undersigned would be entitled to vote if personally present.

1. Election of four Class III directors, nominees: A. Robert Abboud, Howard B. Bernick, Ira A. Eichner, and Robert D. Judson (see reverse side).

2. Amendment to the AAR CORP. Stock Benefit Plan ("Plan") to increase the total number of shares that become available for award under the Plan each year.

AS TO EACH ITEM SET FORTH ON THE REVERSE HEREOF, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1 AND ITEM 2. As to any other business that may come before the Annual Meeting, or any adjournment thereof, this Proxy will be voted in the discretion of the proxies.

(Continued and to be dated and signed on reverse side.)

- --------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

                                    [LOGO]

/x/ PLEASE MARK YOUR                                                        6019
    VOTES AS IN THIS
    EXAMPLE.

- --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2 DESCRIBED IN THE PROXY STATEMENT:
- --------------------------------------------------------------------------------


1.   Election of four              FOR                 WITHHOLD AUTHORITY
     Class III directors      ALL NOMINEES*        TO VOTE FOR ALL NOMINEES

     (nominees: A. Robert          / /                        / /
     Abboud, Howard B.
     Bernick, Ira A. Eichner,
     and Robert D. Judson).

* (Instructions: to withhold authority to vote for any individual nominee, write that nominee's name(s) in the space below)

      ---------------------------------------------------------------

                                   FOR            AGAINST             ABSTAIN

2.   Amendment to the AAR CORP.    / /              / /                 / /
     Stock Benefit Plan


(Please sign as name appears above. Joint owners should all sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, sign full corporate name by duly authorized officer who adds his or her name and title.)


- --------------------------------------------------

- --------------------------------------------------
     SIGNATURE(S)                  DATE

- --------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*